Exhibit (a)(1)(A)

Validus Holdings, Ltd.
Offer to Purchase for Not More Than $300,000,000 in Cash
up to 12,500,000 of its Common Shares
at a Purchase Price Not Greater Than $27.50
Nor Less Than $24.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2010, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Validus Holdings, Ltd., a Bermuda exempted company (the “Company,” “Validus,” “we” or “us”), is offering to purchase for cash up to 12,500,000 of its common shares, which includes voting common shares, par value $0.175 per share (the “Voting Common Shares”) and non-voting common shares, par value $0.175 per share (together with the Voting Common Shares, the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than $27.50 nor less than $24.00 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Shareholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shareholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Date, Validus will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not more than $27.50 and not less than $24.00 per Share, that it will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.00 per Share for purposes of determining the Purchase Price (which is the minimum price per Share under the Offer). The Purchase Price will be the lowest price per Share of not more than $27.50 and not less than $24.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable Validus to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $300,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “VR.” On May 6, 2010, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $23.75 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER. IN ADDITION, CERTAIN OF OUR SPONSORS (AS DEFINED IN SECTION 11) HAVE INFORMED US THAT, DEPENDING ON MARKET AND OTHER FACTORS, THEY MAY TENDER SHARES IN THE OFFER. SEE SECTION 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE REGISTRAR OF COMPANIES IN BERMUDA, THE BERMUDA MONETARY AUTHORITY NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, and Dowling & Partners Securities, LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Dowling & Partners Securities, LLC

Offer to Purchase dated May 10, 2010

2

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of warrants to purchase Shares, subject to the terms of such warrants, you may exercise your warrants to purchase Shares and tender such Shares in the Offer; or

•	if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Shareholders properly tendering Shares pursuant to Auction Tenders at $24.00 per Share (the minimum purchase price under the offer) and shareholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have such Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the shareholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (212) 440-9800 (banks and brokers) or (866) 482-4966 (toll-free), or Dowling & Partners Securities, LLC, the Dealer Manager for the Offer, at (888) 602-3240 (toll-free).

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR TO DOCUMENTS TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF VALIDUS OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

3

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

Validus Holdings, Ltd., which we refer to as the “Company,” “Validus,” “we” or “us.”

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting an offer by means of a modified “Dutch auction” to purchase for cash up to 12,500,000 of our common shares, which includes voting common shares, par value $0.175 per share (the “Voting Common Shares”) and non-voting common shares, par value $0.175 per share (together with the Voting Common Shares, the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than $27.50 nor less than $24.00 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Promptly after 5:00 p.m., New York City time, on June 8, 2010, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not more than $27.50 and not less than $24.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.00 per Share for purposes of determining the Purchase Price (which is the minimum price per Share under the Offer).

The Purchase Price will be the lowest price per Share of not more than $27.50 and not less than $24.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $300,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Shares is Validus offering to purchase?

We will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $300,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. If the Purchase Price is determined to be $24.00 per Share, the minimum Purchase Price under the Offer, the maximum number of Shares that will be purchased under the Offer is 12,500,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $27.50 per Share, the maximum Purchase Price under the Offer, the minimum number of Shares that will be purchased under the Offer is 10,909,090.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

i

How will Validus pay for the Shares?

We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash on hand. The Offer is not conditional upon the receipt of financing. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

What is the purpose of the Offer?

Since its formation in October 2005, the Company’s principal operating objective has been to utilize its capital efficiently by underwriting short-tail insurance and reinsurance contracts with superior risk and return characteristics. The Company aims to underwrite as much attractively priced business as is available and manage all forms of capital accordingly. The Company intends to actively manage its capital by evaluating the returns available in the short-tail insurance and reinsurance lines, assessing returns in complementary lines of business and, where appropriate and subject to applicable law and rating agency and other considerations, returning excess capital to shareholders.

The Offer is part of the Company’s program announced on February 17, 2010, whereby its Board of Directors authorized the Company to return up to $750,000,000 to shareholders through share repurchases or other means. The Board of Directors considered a range of possible alternative uses for our excess capital, including retaining all of the capital to provide for future growth or an increased capital cushion, an increase in the ordinary common share dividend, a special dividend payable to all shareholders, open market share repurchases, a tender offer to all shareholders, acquisitions, or a combination of the preceding uses. In considering the share repurchase program and the Offer, the Board of Directors reviewed, with the assistance of management and outside advisors, the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors the Board of Directors deemed relevant.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to shareholders who wish to receive cash for all or a portion of their Shares. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Validus and its future earnings and assets, while also bearing the attendant risks associated with owning Shares.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including that:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after May 10, 2010, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States or Bermuda or any other jurisdiction in which Validus or any of our subsidiaries have an office;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 7, 2010 shall have occurred;

•	no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Validus and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Validus or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Validus and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 7, 2010), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 7, 2010 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	Standard & Poor’s shall not have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company;

•	Moody’s shall not have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company;

•	A.M. Best Company, Inc. shall not have (1) downgraded or withdrawn the rating accorded to any of the Company’s insurance subsidiaries or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating accorded to any of the Company’s insurance subsidiaries; or

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be held of record by less than 300 persons or that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depositary Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of warrants to purchase Shares, subject to the terms of such warrants, you may exercise your warrants to purchase Shares and tender such Shares in the Offer; or

•	if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of warrants to purchase Shares participate in the Offer?

Warrants to purchase Shares cannot be tendered in the Offer. If you hold warrants to purchase Shares, you may exercise such warrants in accordance with the terms of such warrants, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of warrants cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your warrant exercise prices and the expiration date of your warrants, the range of tender prices and the provisions for pro rata purchases by Validus described in Section 1. We strongly encourage warrantholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the warrantholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares purchased pursuant to warrants in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your warrants and satisfy the exercise price for such Shares in accordance with the terms of your warrants at least four business days prior to the Expiration Date (which, unless the Offer is

v

extended, means you should exercise your warrants and satisfy the related exercise price no later than 4:00 p.m., New York City time, on June 2, 2010). See Section 3.

How do holders of vested stock options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Validus described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on June 2, 2010). See Section 3.

How do holders of restricted share awards participate in the Offer?

Holders of restricted share awards may not tender such restricted Shares in the Offer unless and until such Shares have vested and the restrictions on such Shares have lapsed. See Section 3.

How do holders of restricted stock units participate in the Offer?

Holders of restricted stock units may not tender the underlying Shares of such units in the Offer unless and until the restrictions on such units have lapsed and such units have been settled in Shares. See Section 3.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $300,000,000?

Because of the “odd lot” priority, proration and conditional tender provisions described herein, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer, in which case, you can withdraw your Shares until the expiration of the Offer as extended. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on July 6, 2010. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Will I receive the cash dividend scheduled to be paid on June 30, 2010 on my Shares that are purchased pursuant to the Offer?

On May 5, 2010, our Board of Directors announced a quarterly dividend of $0.22 per Share and $0.22 per Share equivalent for which each outstanding warrant is then exercisable. The dividend is payable on June 30, 2010 to shareholders and warrant holders of record on June 15, 2010.

Unless the Expiration Date is extended by Validus, you will no longer be a shareholder of record of Shares that are purchased under the Offer on June 15, 2010, which is the record date for the cash dividend payable on June 30, 2010. Only Shares held by shareholders of record as of June 15, 2010 will be eligible to receive the cash dividend payable on June 30, 2010. Therefore, unless the Expiration Date is extended to a date on or following June 15, 2010, you will not receive the cash dividend payable on June 30, 2010 or any dividend that may be payable thereafter on your Shares that are purchased pursuant to the Offer. See Section 8.

Has Validus or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Validus’ directors or executive officers or affiliates intend to tender their Shares in the Offer?

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. In addition, certain of our Sponsors (as defined in Section 11) have informed us that, depending on market and other factors, they may tender Shares in the Offer. In the event that one or more of our Sponsors tenders Shares in the Offer and such Shares are purchased pursuant to the Offer, such entity’s proportional holdings of Shares will decrease to a greater or lesser extent, depending upon whether more or less Shares are purchased pursuant to the Offer. See Section 11.

What will happen if I do not tender my Shares?

Shareholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Validus pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We expect, however, that it may take up to five business days after the Expiration Date to calculate the final proration factor, if any, and begin paying for tendered Shares. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Shares?

On May 6, 2010, the last full trading day before announcement of the Offer, the reported closing price of the Shares on the NYSE was $23.75 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and investments. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer, except for notice filings to the Irish financial regulator if as a result of the purchase of Shares pursuant to the Offer any shareholder’s holdings in the Company would increase to 10% or more or would be diluted to less than 10% of the Shares outstanding at such time. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of

Transmittal. Any tendering shareholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Sections 3 and 14. All shareholders should review the discussion in Sections 3 and 14 regarding material U.S. federal income tax issues and consult their own tax advisor regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., our Information Agent, or Dowling & Partners Securities, LLC, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “could” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

We believe that these factors include, but are not limited to, the following:

•	unpredictability and severity of catastrophic events;

•	rating agency actions;

•	adequacy of Validus’ risk management and loss limitation methods;

•	cyclicality of demand and pricing in the insurance and reinsurance markets;

•	Validus’ limited operating history;

•	Validus’ ability to implement its business strategy during “soft” as well as “hard” markets;

•	adequacy of Validus’ loss reserves;

•	continued availability of capital and financing;

•	retention of key personnel;

•	competition;

•	potential loss of business from one or more major insurance or reinsurance brokers;

•	Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements;

•	general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates);

•	the integration of businesses Validus may acquire or new business ventures Validus may start;

•	the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors;

•	acts of terrorism or outbreak of war;

•	availability of reinsurance and retrocessional coverage;

•	the ability of Validus to commence and complete the Offer, the price at which Validus purchases Shares pursuant to the Offer or otherwise, and the number of Shares it is able to purchase pursuant to the Offer or otherwise; and

•	the ability of Validus to achieve the benefits contemplated by the Offer, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

x

INTRODUCTION

To the Shareholders of Validus Holdings, Ltd.:

Validus Holdings, Ltd. (the “Company,” “Validus,” “we” or “us”) invites its shareholders to tender their common shares of the Company, which includes voting common shares, par value $0.175 per share (the “Voting Common Shares”) and non-voting common shares, par value $0.175 per share (together with the Voting Common Shares, the “Shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase up to 12,500,000 Shares pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than $27.50 nor less than $24.00 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”). Shareholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein.

The Offer will expire on June 8, 2010, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

After the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Share (the “Purchase Price”), which will be not more than $27.50 and not less than $24.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.00 per Share for purposes of determining the Purchase Price (which is the minimum price per Share under the Offer). The Purchase Price will be the lowest price per Share of not more than $27.50 and not less than $24.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $300,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

Shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares. Shareholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. See Section 3.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY

MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $300,000,000, we will purchase Shares:

•	First, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date;

•	Second, from all other shareholders who properly tender Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $300,000,000; and

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $300,000,000, from holders who properly tender Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to tendering shareholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

Also, any tendering shareholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. Holder (as defined in Section 14) or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

In addition, holders of warrants to purchase Shares may exercise such warrants in accordance with the terms of such warrants, and tender in the Offer some or all of the Shares issued upon such exercise. Holders of vested but unexercised options to purchase Shares under our share-based compensation plans may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the Shares issued upon such exercise. Holders of restricted share awards may not tender such restricted shares in the Offer unless and until the restrictions on such shares have lapsed. Holders of restricted stock units may not tender the underlying Shares of such units in the Offer unless and until the restrictions on such units have lapsed and such units have been settled in Shares. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by BNY Mellon Shareowner Services, the Depositary for the Offer, Dowling & Partners Securities, LLC, our Dealer Manager, and Georgeson Inc., the Information Agent for the Offer. See Section 16.

As of May 7, 2010, there were 123,664,337 Shares issued and outstanding. The maximum of 12,500,000 Shares that we are offering to purchase under the Offer represents approximately 10.1% of the total number of Shares issued and outstanding as of May 7, 2010. Assuming the Offer is fully subscribed, the minimum of 10,909,090 Shares that we are offering to purchase under the Offer represents approximately 8.8% of the total number of Shares issued and outstanding as of May 7, 2010. See Section 1.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “VR.” On May 6, 2010, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on the NYSE was $23.75 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

General.  Promptly following the Expiration Date, Validus will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not more than $27.50 and not less than $24.00 per Share) that it will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.00 per Share for purposes of determining the Purchase Price (which is the minimum price per Share under the Offer). The Purchase Price will be the lowest price per Share of not more than $27.50 and not less than $24.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable Validus to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $300,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal or less than the Purchase Price.

Promptly after determining the Purchase Price, Validus will publicly announce the Purchase Price and all shareholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

The Purchase Price will be denominated in United States dollars and all payments to shareholders under the Offer will be made in United States dollars.

Shareholders properly tendering Shares pursuant to Auction Tenders at $24.00 per Share (the minimum purchase price under the Offer) and shareholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have such Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to provisions relating to “odd lot” priority, proration and conditional tender described below).

Shares acquired pursuant to the Offer will be acquired by Validus free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to shareholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such shareholders. See Section 8.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $300,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•	properly tenders and does not properly withdraw all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of $300,000,000.

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $300,000,000, Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Odd Lots.  The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Validus’ shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Since its formation in October 2005, the Company’s principal operating objective has been to utilize its capital efficiently by underwriting short-tail insurance and reinsurance contracts with superior risk and return characteristics. The Company aims to underwrite as much attractively priced business as is available and manage all forms of capital accordingly. The Company intends to actively manage its capital by evaluating the returns available in the short-tail insurance and reinsurance lines, assessing returns in complementary lines of business and, where appropriate and subject to applicable law and rating agency and other considerations, returning excess capital to shareholders.

The Offer is part of the Company’s program announced on February 17, 2010, whereby its Board of Directors authorized the Company to return up to $750,000,000 to shareholders through share repurchases or other means. The Board of Directors considered a range of possible alternative uses for our excess capital, including retaining all of the capital to provide for future growth or an increased capital cushion, an increase in the ordinary common share dividend, a special dividend payable to all shareholders, open market share repurchases, a tender offer to all shareholders, acquisitions, or a combination of the preceding uses. In considering the share repurchase program and the Offer, the Board of Directors reviewed, with the assistance of management and outside advisors, the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors the Board of Directors deemed relevant.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to shareholders who wish to receive cash for all or a portion of their Shares. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Validus and its future earnings and assets, while also bearing the attendant risks associated with owning the Company’s Shares.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Shareholders who do not tender their Shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the

Company. As a result, if we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our equity securities. Shareholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer. In addition, certain of our Sponsors (as defined in Section 11) have informed us that, depending on market and other factors, they may tender Shares in the Offer. In the event that one or more of our Sponsors tenders Shares in the Offer and such Shares are purchased pursuant to the Offer, such entity’s proportional holdings of Shares will decrease to a greater or lesser extent, depending upon whether more or less Shares are purchased pursuant to the Offer. See Section 11.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of up to 12,500,000 Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, that we furnish certain information to our shareholders and the Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until our Board of Directors determines to retire or reissue such Shares). Such Shares will be held in treasury with the status of authorized Shares and will be available for us to reissue without further shareholder action for all purposes except as prohibited or limited by applicable law or the rules of the NYSE. We have no current plans for the reissuance of Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and investments.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Validus currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Validus or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Validus or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Validus;

•	any change in the present Board of Directors or management of Validus, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Validus’ corporate structure or business;

•	any class of equity securities of Validus becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of Validus’ obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Validus, or the disposition by any person of securities of Validus, other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock units granted to certain employees (including directors and officers); or

•	any changes in Validus’ Memorandum of Association or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Validus.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $24.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $24.00 PER SHARE). A tender of Shares will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $24.00 per Share and could result in the tendered Shares being purchased at the minimum price of $24.00 per Share. See Section 8 for recent market prices for the Shares.

If tendering shareholders wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the shareholder is higher than the Purchase Price. A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Validus may enforce such agreement against that participant.

Guaranteed Delivery.  If a shareholder desires to tender Shares in the Offer and the shareholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Validus has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Warrants.  Warrants to purchase Shares cannot be tendered in the Offer. If you hold warrants to purchase Shares, you may exercise such warrants in accordance with the terms of such warrants, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of warrants cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your warrant exercise prices and the expiration date of your warrants, the range of tender prices and the provisions for pro rata purchases by Validus described in

Section 1. We strongly encourage warrantholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the warrantholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares purchased pursuant to warrants in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your warrants and satisfy the exercise price for such Shares in accordance with the terms of your warrants at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your warrants and satisfy the related exercise price no later than 4:00 p.m., New York City time, on June 2, 2010).

Stock Options.  Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and the Company’s policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Validus described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on June 2, 2010).

Restricted Share Awards.  Holders of restricted share awards under our share-based compensation plans may not tender the Shares underlying such restricted share awards in the Offer unless and until the restrictions on the restricted share awards have lapsed. If the restrictions on the restricted share awards have lapsed, you may tender some or all of such Shares in the Offer. See “— Proper Tender of Shares” above.

Restricted Stock Units.  Holders of restricted stock units under our share-based compensation plans may not tender the Shares underlying such restricted stock units in the Offer unless and until the restrictions on the restricted stock units have lapsed and such units are settled in Shares. If Shares have been issued to you in respect of vested restricted stock units, you may tender some or all of such Shares in the Offer. See “Proper Tender of Shares” above.

Return of Unpurchased Shares.  If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a tendering shareholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct or otherwise establishes an exemption. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)), are not subject to backup withholding. In order for a Non-U.S. Holder (other than a partnership) to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that shareholder’s exempt status. See Instruction 2 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Shareholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering shareholders, see Section 14.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Validus, in its sole discretion and will be final and binding on all parties. Validus reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Validus also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Validus also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Validus waives similar defects or irregularities in the case of any other shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Validus. Validus will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Validus, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates.  If any certificate representing Shares has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or submit an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in Box 10 of the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Validus or the Information Agent. Any certificates delivered to Validus or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Validus has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on July 6, 2010. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares. A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Validus, in its sole discretion and will be final and binding on all parties. Validus reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any shareholder, whether or not Validus waives similar defects or irregularities in the case of any other shareholder. None of Validus, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Validus extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Validus, and such Shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate purchase price of up to $300,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that all or a specified minimum number of the shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering Shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tender at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tender would result in an aggregate purchase price of more than $300,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate Purchase Price of $300,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially affect, the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after May 10, 2010, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or Bermuda or any other jurisdiction in which Validus or any of our subsidiaries have an office;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 7, 2010;

•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Validus and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Validus or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Validus and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 7, 2010), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 7, 2010 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	Standard & Poor’s shall have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company;

•	Moody’s shall have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company;

•	A.M. Best Company, Inc. shall have (1) downgraded or withdrawn the rating accorded to any of the Company’s insurance subsidiaries or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating accorded to any of the Company’s insurance subsidiaries; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NYSE under the symbol “VR.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and dividends declared.

			Cash
			Dividend
	High	Low	Declared

Fiscal Year ended December 31, 2008
First quarter	$26.22	$23.00	$0.20
Second quarter	$24.55	$20.11	$0.20
Third quarter	$25.94	$21.17	$0.20
Fourth quarter	$26.16	$14.84	$0.20
Fiscal Year ending December 31, 2009
First quarter	$26.30	$21.25	$0.20
Second quarter	$24.55	$20.93	$0.20
Third quarter	$25.94	$21.17	$0.20
Fourth quarter	$27.24	$24.81	$0.20
Fiscal Year ending December 31, 2010
First quarter	$28.25	$25.62	$0.22
Second quarter (through May 7, 2010)	$27.64	$23.75	$0.22

On May 6, 2010, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $23.75 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer.

On May 5, 2010, our Board of Directors announced a quarterly dividend of $0.22 per Share and $0.22 per Share equivalent for which each outstanding warrant is then exercisable. The dividend is payable on June 30, 2010 to shareholders and warrant holders of record on June 15, 2010.

Unless the Expiration Date is extended by Validus, you will no longer be a shareholder of record of Shares that are purchased under the Offer on June 15, 2010, which is the record date for the cash dividend payable on June 30, 2010. Only Shares held by shareholders of record as of June 15, 2010 will be eligible to receive the cash dividend payable on June 30, 2010. Therefore, unless the Expiration Date is extended to a date on or following June 15, 2010, you will not receive the cash dividend payable on June 30, 2010 or any dividend that may be payable thereafter on your Shares that are purchased under the Offer.

9.	Source and Amount of Funds.

Validus will fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash on hand. The Offer is not subject to a financing contingency.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $301,500,000.

10.	Certain Information Concerning the Company.

The Company.  The Company was incorporated under the laws of Bermuda on October 19, 2005. The Company conducts its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). The Company, through its subsidiaries, provides reinsurance coverage in the Property, Marine and Specialty lines markets, effective January 1, 2006, and insurance coverage in the same markets effective July 2, 2007. The Company seeks to establish itself as a leader in the global insurance and reinsurance markets. The Company’s principal operating objective is to use capital efficiently by underwriting primarily short-tail insurance and reinsurance contracts with superior risk and return characteristics. The Company manages risks through a variety of means, including contract terms, portfolio selection, diversification criteria, including geographic diversification criteria, and proprietary and commercially available third-party vendor models.

Validus Re.  Validus Re, the Company’s principal reinsurance operating subsidiary, operates as a Bermuda-based provider of short-tail reinsurance products on a global basis. Validus Re concentrates on first-party risks, which are property risks and other reinsurance lines commonly referred to as short-tail in nature due to the relatively brief period between the occurrence and payment of a claim. Validus Re was registered as a Class 4 insurer under The Insurance Act 1978 of Bermuda, amendments thereto and related regulations in November 2005. It commenced operations with approximately $1.0 billion of equity capital and a balance sheet unencumbered by any historical losses relating to the 2005 hurricane season, the events of September 11, 2001, asbestos or other legacy exposures affecting the reinsurance industry. Validus Re entered the global reinsurance market in 2006 during a period of imbalance between the supply of underwriting capacity available for reinsurance on catastrophe-exposed property, marine and energy risks and demand for such reinsurance coverage. On September 4, 2009, the Company acquired all of the outstanding shares of IPC Holdings Ltd (“IPC”). The primary lines in which IPC conducted business were property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis.

Talbot.  On July 2, 2007, the Company acquired all of the outstanding shares of Talbot Talbot is the Bermuda parent of a specialty insurance group primarily operating within the Lloyd’s of London (“Lloyd’s”) insurance market through Syndicate 1183. The acquisition of Talbot provides the Company with significant benefits in terms of product line and geographic diversification as well as offering the Company broader access to underwriting expertise. Similar to Validus Re, Talbot writes primarily short-tail lines of business but, as a complement to Validus Re, focuses mostly on insurance, as opposed to reinsurance, risks and on specialty lines where Validus Re currently has limited or no presence (e.g., war, financial institutions, contingency, bloodstock and livestock, accident and health). In addition, Talbot provides the Company with access to the Lloyd’s marketplace where Validus Re does not operate. As a London-based insurer, Talbot also writes the majority of its premiums on risks outside the United States. Talbot’s team of underwriters have, in many cases, spent most of their careers writing niche, short-tail business and bring their expertise to bear on expanding the Company’s short-tail insurance and reinsurance franchise.

Recent Developments.  On May 5, 2010, we issued a news release announcing a quarterly dividend of $0.22 per Share and $0.22 per Share equivalent for which each outstanding warrant is then exercisable. The dividend is payable on June 30, 2010 to shareholders and warrant holders of record on June 15, 2010.

On May 6, 2010, we issued a news release announcing, among other things, the following:

•	Gross premiums written for the three months ended March 31, 2010 were $870.9 million compared to $609.9 million for the three months ended March 31, 2009, an increase of $261.0 million, or 42.8%.

•	Net premiums earned for the three months ended March 31, 2010 were $457.7 million compared to $318.8 million for the three months ended March 31, 2009, an increase of $138.9 million, or 43.6%.

•	Combined ratio of 134.1% which included $26.7 million of favorable prior year loss reserve development, benefiting the loss ratio by 5.8 percentage points.

•	Net operating loss for the three months ended March 31, 2010 of ($136.4) million compared to net operating income of $100.4 million for the three months ended March 31, 2009, a decrease of $236.8 million, or 235.9%, reflecting losses of $306.9 million, net of reinstatement premiums, from the Chilean earthquake, windstorm Xynthia and the Melbourne hailstorm, higher finance charges of $7.4 million, offset by increased investment income of $7.5 million.

•	Net loss for the three months ended March 31, 2010 of ($118.4) million compared to income of $94.9 million for the three months ended March 31, 2009, a decrease of $213.3 million, or 224.7%, reflecting an decrease in operating income of $236.8 million, a decrease in net unrealized investment gains of $6.7 million, an increase in foreign exchange losses of $4.6 million, offset by an increase in net realized investment gains of $34.8 million.

•	Annualized return on average equity of -12.3% and annualized operating return on average equity of -14.1%.

Available Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company’s website located at http://www.validusholdings.com to access the Schedule TO and related documents.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 1, 2010;

•	Definitive Proxy Statement on Schedule 14A, as filed on March 23, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, as filed on May 7, 2010;

•	Current Reports on Form 8-K, as filed on January 22, 2010; January 26, 2010; February 18, 2010 (in regards to Item 5.02 disclosure); March 17, 2010; May 7, 2010 (in regards to Item 8.01 disclosure); and May 7, 2010 (in regards to Item 5.07 disclosure); and

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the Expiration Date.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:
Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll-Free: (866) 482-4966
Email: validusre@georgeson.com

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding.  As of May 7, 2010, we had 123,664,337 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. If the Purchase Price is determined to be $24.00 per Share, the minimum Purchase Price under the Offer, the maximum number of Shares that will be purchased under the Offer is 12,500,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $27.50 per Share, the maximum Purchase Price under the Offer, the minimum number of Shares that will be purchased under the Offer is 10,909,090. The maximum of 12,500,000 Shares that the Company is offering to purchase under the Offer represents approximately 10.1% of the total number of Shares issued and outstanding as of May 7, 2010. Assuming the Offer is fully subscribed, the minimum of 10,909,090 Shares that the Company is offering to purchase under the Offer represents approximately 8.8% of the total number of Shares issued and outstanding as of May 7, 2010.

Interests of Directors and Executive Officers.  As of May 5, 2010, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 3,775,339 Shares, representing 2.74% of the total number of outstanding Shares on a fully diluted basis. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

The following tables set forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by each of our current directors and named executive officers, and by all directors and executive officers as a group, as of May 5, 2010, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our outstanding Shares, respectively (other than Ms. Puri and Messrs. Greenberg, Raipal, Levy and Singh, whose beneficial ownerships are described in the first table). For purposes of these tables, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within 60 days after May 5, 2010, in accordance with Rule 13d-3 under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Shares.

The business address of each of our directors and executive officers is c/o Validus Holdings, Ltd., 29 Richmond Road, Pembroke, Bermuda HM 08.

Directors and Executive Officers

	Total Shares and		Fully Diluted
	Share Equivalents	Total Beneficial	Total Beneficial
Name of Beneficial Owner(1)(12)(14)	(13)	Ownership (%)(2)	Ownership (%)(2)

Edward J. Noonan(5)	1,454,689	*	1.05
George P. Reeth(5)	719,053	*	*
Joseph E. (Jeff) Consolino(5)	515,877	*	*
Conan M. Ward(5)	491,428	*	*
C.N. Rupert Atkin(5)	450,402	*	*
Matthew J. Grayson(6),(7)	3,993	*	*
Jeffrey W. Greenberg(6),(8)	10,090,225	7.95	7.31
John J. Hendrickson(6)	123,853	*	*
Sumit Rajpal(3),(4),(6)	—	12.50	11.35
Sander M. Levy(6),(9)	—	7.66	6.92
Jean-Marie Nessi(6)	—	*	*
Mandakini Puri(6),(10)	—	5.97	5.39
Alok Singh(6),(11)	—	6.24	5.68
Christopher E. Watson(6),(7)	6,026	*	*

Directors and Executive Officers as a group (14 persons)(12)	3,775,339	*	2.74%

*	Less than 1%.

(1)	All holdings in this beneficial ownership table have been rounded to the nearest whole Share.

(2)	The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage. Total beneficial ownership is determined in accordance with the rules of the SEC and includes Shares issuable within 60 days of May 5, 2010 upon the exercise of all options and warrants and other rights beneficially owned by the indicated person on that date. Fully diluted total beneficial ownership is based upon all Shares and all Shares subject to exercise of options and warrants outstanding at May 5, 2010. Under our Bye-laws, if, and for so long as, the Shares of a shareholder, including any votes conferred by “controlled shares,” would otherwise represent more than 9.09% of the aggregate voting power of all Shares entitled to vote on a matter, including an election of directors, the votes conferred by such Shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our Bye-laws), the votes conferred by such Shares represent 9.09% of the aggregate voting power of all Shares entitled to vote on such matter.

(3)	All of the Shares beneficially owned by funds affiliated with or managed by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. (collectively, the “Goldman Sachs Funds”) are non-voting. 5,714,285 Shares beneficially owned by entities affiliated with Bank of America Corp. (“Bank of America”) (the parent corporation of Merrill Lynch & Co, Inc. (“Merrill Lynch”)) or managed by Bank of America affiliates are non-voting. Other Shares listed are Shares held by entities not managed by Merrill Lynch Global Private Equity.

(4)	Funds affiliated with or managed by the Goldman Sachs Funds are GSCP V AIV, L.P. (4,798,022 Shares and 638,458.3 warrants), GS Capital Partners V Employees Fund, L.P. (1,550,787 Shares and 206,358.9 warrants), GS Capital Partners V Offshore, L.P. (3,279,530 Shares and 436,397.5 warrants), GS Capital Partners V GmbH & Co. KG (251,708 Shares and 33,495.5 warrants), GSCP V Institutional AIV, Ltd. (2,177,093 Shares and 289,698.7 warrants), GS Private Equity Partners 1999, L.P. (1,039,607 Shares), GS Private Equity Partners 1999 Offshore, L.P. (166,143 Shares), GS Private Equity Partners 1999 — Direct Investments Funds, L.P. (29,720 Shares), GS Private Equity Partners 2000, L.P. (439,293 Shares), GS Private Equity Partners 2000 Offshore Holdings, L.P. (154,627 Shares) and GS Private Equity Partners 2000 — Direct Investment Fund, L.P. (170,607 Shares). The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co., which is a broker-dealer, and the Goldman Sachs Funds may be deemed to directly or indirectly beneficially own in the aggregate 14,057,137 of our Shares and 1,604,410 warrants which are owned directly or indirectly by the Goldman Sachs Funds. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing general partner or managing limited partner of the Goldman Sachs Funds. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman Sachs is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting power and investment power with certain of their respective affiliates. Sumit Rajpal, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the Shares owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. The address for the Goldman Sachs Funds and their affiliates is 85 Broad Street, 10th Floor, New York, New York 10004.

(5)	Unvested restricted shares held by our named executive officers and included in Shares accumulate dividends and may be voted. Unvested restricted shares held by our named executive officers are Mr. Noonan (250,490 Shares), Mr. Reeth (203,737 Shares), Mr. Atkin (268,479 Shares), Mr. Consolino (200,464 Shares) and Mr. Ward (185,595 Shares).

(6)	See “Election of Directors” in the Definitive Proxy Statement on Schedule 14A, as filed on March 5, 2010, for biographies of the directors, including their relationships with certain beneficial owners of Shares listed in this table.

(7)	Does not include Shares and warrants beneficially owned by Aquiline Capital Partners LLC and the funds it manages. Mr. Grayson and Mr. Watson each disclaim existence of a group and beneficial ownership of the Shares and warrants owned by Aquiline Capital Partners LLC and the funds it manages.

(8)	Includes Shares and warrants beneficially owned by Aquiline Capital Partners LLC and the funds it manages. Mr. Greenberg disclaims existence of a group and disclaims beneficial ownership of the Shares, options and warrants owned by entities affiliated with or managed by Aquiline Capital Partners LLC.

(9)	Includes Shares and warrants beneficially owned by entities affiliated with or managed by Vestar Capital Partners. Mr. Levy disclaims existence of a group and disclaims beneficial ownership of the Shares, options and warrants owned by entities affiliated with or managed by Vestar Capital Partners.

(10)	Includes Shares and warrants beneficially owned by entities affiliated with Bank of America or managed by Bank of America affiliates. Ms. Puri disclaims existence of a group and disclaims beneficial ownership of the Shares, options and warrants owned by Bank of America or managed by Bank of America affiliates.

(11)	Includes Shares, options and warrants beneficially owned by entities affiliated with or managed by New Mountain Capital LLC. Mr. Singh disclaims existence of a group and disclaims beneficial ownership of the Shares, options and warrants owned by entities affiliated with or managed by New Mountain Capital Group, LLC.

(12)	Excludes Shares as to which beneficial ownership is disclaimed.

(13)	Total Shares and Share equivalents equal the sum of: (i) Shares; (ii) unvested restricted shares; (iii) Shares subject to the exercise of warrants; and (iv) Shares subject to the exercise of options.

(14)	The address of each beneficial owner listed is c/o Validus Holdings, Ltd., 29 Richmond Road, Pembroke HM08, Bermuda.

Owners of More than 5% of Our Shares

			Fully Diluted
	Total Shares and	Total Beneficial	Total Beneficial
Name of Beneficial Owner(1)(9)(11)	Share Equivalents(10)	Ownership (%)(2)	Ownership (%)(2)

Investment funds affiliated with The Goldman Sachs Group, Inc.(3),(4)	15,661,547	12.50	11.15
Aquiline Capital Partners LLC and the funds it manages(5)	10,080,207	7.95	7.17
Funds affiliated with or managed by Vestar Capital Partners(6)	9,544,237	7.66	6.79
Funds affiliated with or managed by New Mountain Capital, LLC(7)	7,770,297	6.24	5.53
Entities affiliated with Bank of America Corp. or managed by Bank of America Corp. affiliates(3),(8)	7,440,086	5.97	5.29

(1)	All holdings in this beneficial ownership table have been rounded to the nearest whole Share.

(2)	See Note 2 in “Directors and Executive Officers” table.

(3)	See Note 3 in “Directors and Executive Officers” table.

(4)	See Note 4 in “Directors and Executive Officers” table.

(5)	Funds managed by Aquiline Capital Partners LLC are Aquiline Financial Services Fund L.P. (4,420,420 Shares and 116,503.2 warrants) and Aquiline Financial Services Fund (Offshore) L.P. (2,465,922 Shares and 64,991.1 warrants). Aquiline Capital Partners LLC owns the balance of the warrants shown 3,012,370.5. Matthew J. Grayson and Christopher E. Watson are senior principals at Aquiline Capital Partners LLC and Jeffrey W. Greenberg is the managing principal of Aquiline Capital Partners LLC.

(6)	Funds affiliated with or managed by Vestar Capital Partners are Vestar AIV Employees Validus Ltd. (90,419 Shares and 10,236.3 warrants), Vestar AIV Holdings B L.P. (71,538 Shares and 8,130.9 warrants), and Vestar AIV Holdings A L.P. (8,409,470 Shares and 954,442.4 warrants). Sander M. Levy is a managing director of Vestar Capital Partners.

(7)	Funds affiliated with or managed by New Mountain Capital, LLC are New Mountain Partners II (Cayman), L.P. (6,391,468 Shares and 716,031.5 warrants), Allegheny New Mountain Partners (Cayman), L.P. (484,642 Shares and 55,392.1 warrants) and New Mountain Affiliated Investors II (Cayman), L.P. (110,131 Shares and 12,632.0 warrants). Alok Singh is a managing director of New Mountain Capital, LLC.

(8)	Entities affiliated with Bank of America or managed by Bank of America affiliates are ML Global Private Equity Fund, L.P. (4,285,714 Shares and 364,803.6 warrants), Merrill Lynch Ventures L.P. 2001 (1,428,571 Shares and 121,601.2 warrants), GMI Investments, Inc. (580,781.9 warrants), Merrill Lynch, Pierce, Fenner & Smith Incorporated (638,522 Shares), Bank of America, National Association (8,767 Shares), Banc of America Investment Advisors, Inc. (9,276 Shares), Merrill Lynch Bank & Trust Co., FSB (103 Shares), Columbia Management Advisors, LLC (170 Shares), Banc of America Securities LLC (121 Shares) and Merrill Lynch International (1,655 Shares).

The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership (“ML Partners”). The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision-making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners’ general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Merrill Lynch, which in turn is a wholly owned subsidiary of Bank of America. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch, because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the Shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these Shares.

The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. (“ML Ventures”), which is a wholly owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch, because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decision making power, may be deemed to beneficially own the Shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the Shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the Shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. ML Global Private Equity Fund, L.P. disclaims beneficial ownership of the Shares that Merrill Lynch Ventures, L.P. 2001 holds of record or may be deemed to beneficially own. The address for the Merrill Lynch Funds and their affiliates is 4 World Financial Center, 23rd Floor, New York, NY 10080. Mandakini Puri serves as a consultant to Bank of America/Merrill Lynch Global Private Equity.

(9)	See Note 12 in “Directors and Executive Officers” table.

(10)	See Note 13 in “Directors and Executive Officers” table.

(11)	The addresses of each beneficial owner are as follows: Funds affiliated with or managed by Goldman, Sachs & Company, c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282; Aquiline Financial Services Fund L.P., c/o Aquiline Capital Partners LLC, 535 Madison Avenue, New York, NY 10022; Funds affiliated with or managed by Vestar, c/o Vestar Capital Partners, 245 Park Avenue, 41st Floor, New York, NY 10167; Funds affiliated with or managed by New Mountain Capital, LLC, c/o New Mountain Capital, LLC, 787 Seventh Avenue, 49th Floor, New York, NY 10019; Funds affiliated with or managed by Bank of America, c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080.

Affiliates.  Certain of our Sponsors (as defined below) have informed us that, depending on market and other factors, they may tender Shares in the Offer. In the event that one or more of our Sponsors tenders Shares in the Offer and such Shares are purchased pursuant to the Offer, such entity’s proportional holdings of Shares will decrease to a greater or lesser extent, depending upon whether more or less Shares are purchased by the Company pursuant to the Offer.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to May 10, 2010 except as follows:

	Date of	Nature of	Number of
Name	Transaction	Transaction	Shares	Price

Conan M. Ward	March 11	Acquisition pursuant to Rule 16b-3(d)	28,897	$—
George P. Reeth	March 11	Acquisition pursuant to Rule 16b-3(d)	27,516	$—
Edward J. Noonan	March 11	Acquisition pursuant to Rule 16b-3(d)	52,881	$—
Stuart W. Mercer	March 11	Acquisition pursuant to Rule 16b-3(d)	15,391	$—
Jerome C. Dill	March 11	Acquisition pursuant to Rule 16b-3(d)	9,796	$—
Joseph E. Consolino	March 11	Acquisition pursuant to Rule 16b-3(d)	41,082	$—
C. N. Rupert Atkin	March 11	Acquisition pursuant to Rule 16b-3(d)	24,933	$—
Bank of America Corp.	March 11	Purchase	11,224	$25.67
Bank of America Corp.	March 15	Sale	11,224	$26.40
Bank of America Corp.	March 16	Sale	545	$26.09
Bank of America Corp.	March 17	Purchase	545	$26.01
Bank of America Corp.	March 30	Purchase	5,725,344	$27.41
Bank of America Corp.	March 31	Sale	5,714,285	$27.55
John J. Hendrickson	March 31	Acquisition pursuant to Rule 16b-3(d)	4,613	$27.53

Share-Based Compensation Plans.  The Company has a Long Term Incentive Plan (the “LTIP”), under which it may grant option, stock appreciation right (“SAR”), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based awards to its employees. In addition, the Company may issue restricted share awards or restricted share units in connection with awards issued under its annual Short Term Incentive Plan (“STIP”). The total number of Shares reserved for issuance under the LTIP and STIP are 13,126,896 Shares. The LTIP and STIP are administered by the Compensation Committee of the Board of Directors. No SARs or performance shares have been granted to date. Grant prices are established at the fair market value of the Shares on the date of grant.

Shareholders’ Agreement and Related Provisions.  Certain of our shareholders who acquired our Shares prior to the date of our initial public offering (the “Existing Shareholders”) and we have entered into a Shareholders’ Agreement dated as of December 12, 2005 (the “Shareholders’ Agreement”), that governs certain relationships among, and contains certain rights and obligations of, such Existing Shareholders and the Company.

In connection with any future public offerings of Shares by us, the Shareholders’ Agreement grants those Existing Shareholders certain rights to participate in registered offerings by us of our Shares, including “demand” and “piggyback” registration rights. The Shareholders’ Agreement defines Aquiline Capital Partners, LLC and its related companies, Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital and Merrill Lynch Global Private Equity as “Sponsors.” So long as a Sponsor continues to beneficially hold at least one-third of its original Shares, a Sponsor is deemed to be a “Qualified Sponsor.” The Shareholders’ Agreement permits Qualified Sponsors to make up to four demand registrations.

These demand and piggyback registration rights are subject to limitations as to the maximum number of Shares that may be registered if the managing underwriter in such an offering advises that the number of Shares offered should be limited due to market conditions or otherwise. We are required to pay all expenses incurred in connection with demand and piggyback registrations, excluding, in the case of demand registrations, underwriting discounts and commissions.

Each of Goldman Sachs Capital Partners and Merrill Lynch Global Private Equity are entitled to require pursuant to the Shareholders’ Agreement that the Company appoint each of Goldman, Sachs & Co. and Merrill Lynch to act as a lead managing underwriter for certain demand registrations; provided that each of Goldman, Sachs & Co. and Merrill Lynch individually are recognized at the time as a leading underwriter for such securities and affiliates of Goldman, Sachs & Co. and Merrill Lynch are Qualified Sponsors at such time and the terms offered are market terms.

Additionally, the Shareholders’ Agreement provides that Existing Shareholders as well as affiliates, directors, officers, employees and agents of Existing Shareholders are permitted to engage in activities or businesses that are competitive with us. This section of the Shareholders’ Agreement also specifically releases Existing Shareholders from any obligation to refer business opportunities to the Company and establishes that no Existing Shareholder has any fiduciary duty to the Company.

General.  Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or Company’s most recent proxy statement, and except for the share-based compensation plans, which are described in Note 7 to the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which descriptions are incorporated herein by reference, and the agreements described above, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be held of record by less than 300 persons or that the Shares will be eligible for deregistration under the Exchange Act.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer, except for a notice filing by the Company to the Irish financial regulator upon the Company becoming aware following the purchase of Shares pursuant to the Offer that as a result of the purchase of Shares pursuant to the Offer any shareholder’s holdings in the Company would increase to 10% or more or would be diluted to less than 10% of the Shares outstanding at such time (an “Irish Regulatory Filing Trigger”). In the event the Company becomes aware of the occurrence of an Irish Regulatory Filing Trigger and prior to the consummation of the Offer, a disposal notice will be required to be made by or on behalf of such affected shareholder to the Irish financial regulator. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make, and use our commercially reasonable efforts to have such affected shareholder make (or make on its behalf to the extent permitted under applicable law), each such notice filing. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by shareholders are held as capital assets (generally, property held for investment). This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to other types of shareholders subject to special rules (including, without limitation, pass-through entities (including partnerships and “S” corporations) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, U.S. Holders who own or have owned, directly, indirectly, or constructively 10% or more of the total combined voting power of all classes of stock of the Company at any time during the five-year period ending on the date the U.S. Holder sells Shares pursuant to the Offer, qualified retirement plans or other tax-deferred accounts, cooperatives, tax-exempt organizations, Non-U.S. Holders (as defined below), persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, U.S. Holders who have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). This summary also does not address the state, local, foreign or other tax consequences of participating in the Offer.

You are urged to consult your own tax advisor as to the particular tax consequences to you of participating in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined in Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) that has an election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial holder of Shares that is not a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) and that is not a U.S. Holder.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, may depend on both the partnership’s and the partner’s status. Partnerships tendering Shares pursuant to the Offer and partners in such partnerships are urged to consult their own tax advisors as to the tax consequences of a sale of Shares to the Company pursuant to the Offer.

U.S. Holders Who Receive Cash Pursuant to the Offer.

For U.S. federal income tax purposes, if a U.S. Holder tenders and sells Shares for cash pursuant to the Offer, such transaction will be treated either as a “sale or exchange” of the Shares by such U.S. Holder or as a “distribution” by the Company in respect of such U.S. Holder’s Shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances.

Sale or Exchange of Shares

Under Section 302 of the Code, a U.S. Holder whose Shares are tendered and sold for cash pursuant to the Offer will be treated as having engaged in a “sale or exchange” of such Shares, and thus will recognize gain or loss, if the transaction (1) has the effect of a “substantially disproportionate” distribution by the Company with respect to such U.S. Holder, (2) results in “complete termination” of such U.S. Holder’s equity interest in the Company, or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (the “Section 302 tests”) are explained more fully below.

Constructive Ownership of Shares

In determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account not only the Shares actually owned by the U.S. Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may be treated as constructively owning Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests

One of the following tests must be satisfied for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.

•	“Substantially Disproportionate” Test: The receipt of cash by a U.S. Holder will generally have the effect of a “substantially disproportionate” distribution by the Company with respect to the U.S. Holder if the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately before the exchange (treating Shares purchased pursuant to the Offer as outstanding) and, immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

•	“Complete Termination” Test: The receipt of cash by a U.S. Holder will be treated as a complete termination of the U.S. Holder’s equity interest in the Company if all of the Shares actually and constructively owned by the U.S. Holder are sold pursuant to the Offer. In applying the complete termination test, a U.S. Holder may be able to waive the application of the rules relating to constructive ownership through family members, provided that such holder complies with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations.

•	“Not Essentially Equivalent to a Dividend” Test: The receipt of cash by a U.S. Holder will generally be treated as “not essentially equivalent to a dividend” if the U.S. Holder’s sale of Shares pursuant to the Offer results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the U.S. Holder’s particular facts and circumstances. If a U.S. Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his, her or its proportionate interest in the Company (including any Shares constructively owned), the holder generally should be regarded as having suffered a meaningful reduction in his, her or its interest in the Company.

Under certain circumstances, it may be possible for a tendering U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to the Offer. Alternatively, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the U.S. Holder or by a related party whose Shares are constructively owned by the U.S. Holder. U.S. Holders should consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances.

If the Offer is over-subscribed, the Company’s purchase of Shares properly tendered by a U.S. Holder may be pro-rated. Thus, even if all of the Shares actually and constructively owned by a U.S. Holder are properly tendered, it is possible that not all of the Shares will be purchased by the Company, which in turn may affect the U.S. Holder’s ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, “Conditional Tender of Shares” of this Offer to Purchase, which allows the U.S. Holder to tender Shares in the Offer subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by the Company if any Shares so tendered are purchased.

Tax Treatment of a “Sale or Exchange” of Shares

If a U.S. Holder is treated as having engaged in a “sale or exchange” of his, her or its Shares under any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the “passive foreign investment company” rules discussed below or the potential application of Section 1248 of the Code discussed below, the gain or loss will be a capital gain or loss, and long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year at the time of the sale. The deductibility of capital loss is subject to limitations. For U.S. foreign tax credit purposes, such capital gain or loss generally will be treated as gain or loss from sources within the United States.

Under the related party insurance income (“RPII”) rules pursuant to Section 953(c)(7) of the Code, any gain from the sale or exchange of shares in a non-U.S. corporation that would be subject to tax as an insurance company if it were a domestic corporation and that is 25% or more owned by U.S. persons will generally be treated as a dividend (instead of subject to sale or exchange treatment) under Section 1248 of the Code to the extent of the holder’s share of the Company’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares. In addition, the holder would be required to comply with certain reporting requirements. Existing U.S. Treasury Regulations do not address whether this rule applies to the extent the non-U.S. corporation would not be subject to tax as an insurance company if it were a domestic corporation, but it has a subsidiary that would be so taxed. Although the Company anticipates that at least 25% of its Shares are owned by U.S. persons, the Company believes that Section 1248 of the Code should not apply to a sale of Shares pursuant to the Offer because the Company is not directly engaged in the insurance business and, under proposed U.S. Treasury Regulations, Section 953(c)(7) of the Code appears to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed U.S. Treasury Regulations in this manner or that the proposed U.S. Treasury Regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code applies to the sale of Shares pursuant to the Offer. U.S. Holders should consult their own tax advisors regarding the application of the RPII rules to a sale of Shares pursuant to the Offer.

Distribution in Respect of Shares

If a U.S. Holder who sells Shares pursuant to the Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of his, her or its Shares, then the amount realized by a U.S. Holder will be treated as a distribution by the Company in respect of such U.S. Holder’s Shares.

Tax Treatment of a Distribution in Respect of Shares

If the amount realized is treated as a distribution by the Company, a U.S. Holder will be required to include in gross income as ordinary income the amount of such distribution to the extent it is paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Provided that the Company is not treated as a PFIC (as defined below) for the 2009 and 2010 taxable year, as described below, amounts described in the preceding sentence that are paid by the Company to non-corporate U.S. Holders, including individuals, may be eligible for a maximum tax rate of 15%, provided certain other conditions are satisfied. If the Company is a PFIC, such distribution may be subject to the rules applicable to “excess distributions,” as described below.

Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s adjusted tax basis in the Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Shares, with the consequences described above under the heading “— Tax Treatment of a ‘Sale or Exchange’ of Shares.” Any amount treated as a dividend received by a corporate U.S. Holder will not be eligible for the dividends received deduction. Further, the Company anticipates that at least 50% (determined by voting power or value) of its Shares may be owned by U.S. persons. Provided that the Company is so owned, distributions of current or accumulated earnings and profits will be treated, for purposes of determining the foreign tax credit limitation, as partly U.S. source and partly non-U.S. source, in proportion to the source of the Company’s earnings and profits for the current year. Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. Holders that tender Shares in the Offer should consult their own tax advisors with respect to these matters.

Basis in Remaining Shares

If a tender and sale of Shares pursuant to the Offer is treated as a distribution by the Company with respect to a U.S. Holder’s Shares, the U.S. Holder’s adjusted tax basis in the remaining Shares held by such U.S. Holder generally will be increased by his, her or its adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by the portion of his, her or its proceeds from the Offer that are treated as a tax-free return of capital.

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries discussed below, either at least 75% of its gross income is “passive income” (the “income test”), or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For these purposes, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets. The PFIC provisions, however, contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

The Company believes that each of its insurance subsidiaries is predominantly engaged in an insurance business and does not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% by value of the stock. No explicit guidance is provided by the statutory language as to whether assets and income of an insurance subsidiary should be treated as assets and income of an insurance business for purposes of determining whether the Company qualifies for the insurance exception. Furthermore, there is no explicit guidance as to what constitutes the active conduct of an insurance business or when a corporation is predominantly engaged in an insurance business.

The Company does not believe that it will be treated as a PFIC for the 2009 taxable year and does not expect to be classified as a PFIC for the current taxable year. However, the determination of whether the Company is a PFIC is made annually, and is based on the activities, income and assets of the Company and our subsidiaries, all of which are subject to change, as well as the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Accordingly, no assurance can be given that the Company will not be classified as a PFIC for the current or prior taxable years.

If we are classified as a PFIC for any taxable year during which the U.S. Holder held his, her or its Shares, any gain recognized as a result of the sale of Shares pursuant to the Offer (where the Section 302 tests described above are satisfied) or “excess distribution” (where the sale of Shares pursuant to the Offer is treated as a distribution as described above) would be allocated ratably over the U.S. Holder’s holding period for the Shares. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate of tax on ordinary income in effect for such taxable year and an interest charge would be imposed on the amount allocated to such taxable year. A distribution is an excess distribution if it exceeds 125% of the average of the annual distributions on the Shares during the preceding three years or such holder’s holding period, whichever is shorter. Rather than being subject to the PFIC rules described above, a U.S. Holder that made a valid mark-to-market election or qualified electing fund election will be subject to different U.S. federal income tax treatment with respect to the sale of Shares pursuant to the Offer.

U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of having held Shares at any time while we may have been a PFIC.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE TENDER AND SALE OF SHARES PURSUANT TO THE OFFER. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, subject to applicable law, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or to postpone payment for Shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to shareholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained Dowling & Partners Securities, LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Dowling & Partners Securities, LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Dowling & Partners Securities, LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Dowling & Partners Securities, LLC for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Dowling & Partners Securities, LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Dowling & Partners Securities, LLC has in the past provided, and in the future may provide, capital markets advice, for which services it has received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Dowling & Partners Securities, LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Georgeson Inc. to act as Information Agent and BNY Mellon Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

17.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the shareholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Directors deems relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Validus.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Validus or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Validus Holdings, Ltd.

May 10, 2010

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By First Class Mail:	By Registered, Certified or Express Mail, Overnight Courier or by Hand:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept., 27th Floor	Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

By Facsimile Transmission (for Eligible Institutions Only):

(201) 680-4626

Confirm Facsimile Transmission:

(201) 680-4860

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 482-4966
Email: validusre@georgeson.com

The Dealer Manager for the Offer is:

190 Farmington Avenue
Farmington, CT 06032
Call Toll-Free: (888) 602-3240